Exhibit 99.1

NGL ENERGY PARTNERS LP ANNOUNCES COMPLETION OF OSTERMAN ASSET CONTRIBUTION

BUSINESS WIRE — Tulsa, Oklahoma — OCTOBER 4, 2011 - NGL Energy Partners LP (NYSE: NGL) announced today the completion of the previously announced contribution to the Partnership of all of the assets comprising the propane operations of E. Osterman Propane, Inc. and its affiliated companies for a combination of cash (subject to a customary working capital payment) and 4,000,000 common units.  In connection with the closing of the transaction, Vincent J. Osterman has joined the Board of Directors of the Partnership’s general partner, NGL Energy Holdings LLC.

“This completes a transaction which expands the Partnership’s retail propane footprint into the Northeast, adding geographic balance to our assets and reduces the impact of weather patterns in any one region of the U.S.,” said H. Michael Krimbill, the Chief Executive Officer of the Partnership.   “This transaction nearly doubles the size of the Partnership.  In addition, the Partnership’s equity is increased by approximately $84 million dollars at a common unit price of $21.00.”

The assets contributed by Osterman consist of retail operations in Massachusetts, Connecticut, Maine, New Hampshire, New York, Rhode Island and Vermont.   They comprise 20 owned or leased customer service and satellite distribution locations, with aggregate propane storage capacity of 1.7 million gallons.  In the twelve month period ended May 31, 2011, Osterman sold over 40 million gallons of propane to a mix of approximately 80,000 residential, commercial, industrial and agricultural customers.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements relating to the expected accretive value of the transaction and the impact of the transaction with respect to weather patterns. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.nglenergypartners.com.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership formed in September 2010 through the merger of Hicksgas and NGL Supply. The Partnership owns and operates a vertically integrated energy business with three operating segments: midstream, wholesale supply and marketing and retail propane. The Partnership completed its initial public offering in May 2011. For further information visit the Partnership’s website at www.nglenergypartners.com.

FOR FURTHER INFORMATION CONTACT:

Craig S. Jones, Chief Financial Officer

(918) 477-0532

Craig.jones@nglep.com

Mary Ann Vassar, Director of Investor Relations

(918) 477-0522

Maryann.vassar@nglep.com